February 18, 2026

GreenPower Motor Company Inc.
#240 - 209 Carrall Street
Vancouver, BC V6B 2J2

Re: GreenPower Motor Company Inc.

Dear Sir/Madam:

We have acted as counsel for GreenPower Motor Company Inc., a British Columbia corporation (the "Company"), with respect to certain matters in connection with the resale by the selling shareholder (the "Selling Shareholder") identified in the Registration Statement (as defined herein) of up to 13,760,034 common shares of the Company (each, a "Resale Share") consisting of: (i) up to 10,616,680 Resale Shares (the "Mandatory Resale Shares") that may be issued upon the conversion of (a) the Company's Series A Convertible Preferred Shares (the "Outstanding Convertible Preferred Shares") issued on November 14, 2025 pursuant to the Securities Purchase Agreement (as defined herein), including payment of dividends on the Outstanding Convertible Preferred Shares through November 14, 2027 and (b) the Company's Series A Convertible Preferred Shares (the "Issuable Convertible Preferred Shares") to be issued within two days of the effectiveness of the Registration Statement (as defined herein) and pursuant to the Securities Purchase Agreement (as defined herein), including the payment of dividends on the Issuable Convertible Preferred Shares through November 14, 2027, and (ii) up to 3,143,354 Resale Shares (the "Future Resale Shares") that may be issued upon conversion of the Company's Series A Convertible Preferred Shares (the "Future Convertible Preferred Shares") that may be issued following the effectiveness of the Registration Statement (as defined herein) and pursuant to the Securities Purchase Agreement (as defined herein), including the payment of dividends on the Future Convertible Preferred Shares through November 14, 2027, pursuant to a Registration Statement on Form F-1 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the prospectus constituting a part of the Registration Statement (the "Prospectus"), a securities purchase agreement dated November 14, 2024 (the "Securities Purchase Agreement") by and between the Company and Jak Opportunities XXVII LLC and a registration rights agreement dated November 14, 2025 (the "RRA") by and between the Company and the Selling Shareholder.

In connection with this opinion, we have examined the following documents:

(a) the notice of articles and articles of the Company, as amended;

(b) the resolutions adopted by the board of directors of the Company pertaining to the Resale Shares;

Bentall 5     550 Burrard St     Suite 2501     Vancouver, BC V6C 2B5
(604) 674-9170       (604) 674-9245 Fax     cozen.com

GreenPower Motor Company Inc.
February 18, 2026

_________________________________________

(c) the Registration Statement;

(d) the Prospectus;

(e) the Securities Purchase Agreement; and

(f) the RRA.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

• the Mandatory Resale Shares that may be issued upon conversion of the Outstanding Convertible Preferred Shares, when issued and delivered by the Company upon conversion of the Outstanding Convertible Preferred Shares in accordance with the special rights and restrictions of the Outstanding Convertible Preferred Shares, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company;

• the Mandatory Resale Shares that may be issued upon conversion of the Issuable Convertible Preferred Shares, when issued and delivered by the Company upon conversion of the Issuable Convertible Preferred Shares in accordance with the special rights and restrictions of the Issuable Convertible Preferred Shares when issued and delivered by the Company in accordance with the Securities Purchase Agreement, including receipt of full payment therefor, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company; and

• the Future Resale Shares, when issued and delivered by the Company upon conversion of the Future Convertible Preferred Shares in accordance with the special rights and restrictions of the Future Convertible Preferred Shares when issued and delivered by the Company in accordance with the Securities Purchase Agreement, including receipt of full payment therefor, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company

This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

GreenPower Motor Company Inc.
February 18, 2026

_________________________________________

We consent to the references to our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission.

Sincerely,

/s/ Cozen O'Connor LLP